EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Three Months Ended
                                                June 30       June 30
                                                 2000          1999
                                               --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $37,543       $22,924
Amortization of capitalized interest                612           608
Interest expense                                  7,471         6,869
Interest portion of rental expense                  651           532

                                               --------      --------
Earnings                                        $46,277       $30,933
                                               ========      ========

Interest                                        $ 7,910       $ 7,825
Interest portion of rental expense                  651           532
                                               --------      --------
Fixed Charges                                   $ 8,561       $ 8,357
                                               ========      ========

Ratio of Earnings to Fixed Charges                 5.41          3.70
                                               ========      ========